As filed with the U.S. Securities and Exchange Commission on May 16, 2023.

Registration No. 333-146874

Registration No. 333-180393

Registration No. 333-190117

Registration No. 333-199095

Registration No. 333-202943

Registration No. 333-205136

Registration No. 333-211534

Registration No. 333-220086

Registration No. 333-226940

Registration No. 333-231810

Registration No. 333-250124

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-180393

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-190117

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-199095

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-202943

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-205136

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-211534

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-220086

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-226940

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-231810

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-250124

Post-Effective Amendment No. 2 to Form S-8 Registration Statement No. 333-146874

UNDER

THE SECURITIES ACT OF 1933

DIGITAL ALLY, INC.

(Exact name of registrant as specified in its charter)

Nevada	3663	20-0064269
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Digital Ally, Inc. 2005 Stock Option and Restricted Stock Plan (as amended)

Digital Ally, Inc. 2006 Stock Option and Restricted Stock Plan (as amended)

Digital Ally, Inc. 2011 Stock Option and Restricted Stock Plan

Digital Ally, Inc. 2013 Amended and Restated Stock Option and Restricted Stock Plan

Digital Ally, Inc. 2015 Amended and Restated Stock Option and Restricted Stock Plan

Digital Ally, Inc. 2018 Amended and Restated Stock Option and Restricted Stock Plan

Digital Ally, Inc. 2020 Stock Option and Restricted Stock Plan

(Full title of the plan)

Digital Ally, Inc.

14001 Marshall Drive

Lenexa, KS 66215

(913) 814-7774

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Stanton E. Ross

Chief Executive Officer

Digital Ally, Inc.

14001 Marshall Drive

Lenexa, KS 66215

(913) 814-7774

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David E. Danovitch, Esq.

Aaron M. Schleicher, Esq.

Sullivan & Worcester LLP

1633 Broadway

New York, NY 10019

(212) 660-3060

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule12b-2 of Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Digital Ally, Inc., a Nevada corporation (f/k/a DGLY Subsidiary Inc.) (the “Registrant”), files these post-effective amendments (the “Amendments”) to the various Registration Statements on Form S-8 listed on the cover page hereto (collectively, the “Pre-Existing Registration Statements”) as the successor registrant to Digital Ally, Inc., a Nevada corporation (the “Predecessor”), in connection with the merger of the Predecessor with and into the Registrant, with the Registrant surviving the merger (such merger, the “Merger”).

The Merger was completed on August 23, 2022 pursuant to that certain Agreement and Plan of Merger, dated as of August 23, 2022, by and among the Predecessor and the Registrant (which, prior to the Merger, was a wholly owned subsidiary of the Predecessor formed for the purpose of consummating of the Merger). In connection with the Merger, each outstanding share of common stock of the Predecessor was automatically converted into one share of common stock of the Registrant.

Following the Merger, the Registrant is the successor issuer to the Predecessor pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”), and Rule 12g-3(a) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As the successor issuer, the shares of the Registrant’s common stock are deemed to be registered under Section 12(b) of the Exchange Act.

In connection with the Merger, (i) the Registrant assumed the Predecessor’s obligations, including with respect to those of the Predecessor under the plans set forth on the cover page hereto, (ii) the shares of common stock of the Predecessor remaining available for awards under such plans were automatically adjusted upon the Merger into an identical number of shares of the Registrant’s common stock, and (iii) all awards previously granted under the plans that were outstanding as of the effective time of the Merger were automatically adjusted into awards for the identical number of shares of the Registrant’s common stock and otherwise without any change to the form, terms or conditions of the awards.

In accordance with paragraph (d) of Rule 414 under the Securities Act, the Registrant, as the successor registrant to the Predecessor, hereby expressly adopts the Pre-Existing Registration Statements as its own registration statements (except as specifically amended by these Amendments) for all purposes of the Securities Act and the Exchange Act. These Amendments shall become effective immediately upon filing with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 462 under the Securities Act. The Predecessor paid all registration fees at the time of filing the Pre-Existing Registration Statements.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Items 1 and 2 of Part I of Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in various plans as covered by the Pre-Existing Registration Statements, each as amended by these Amendments (collectively, the “Registration Statements”) and as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registration Statements incorporates by reference the documents listed below that the Registrant or its Predecessor have previously filed with the SEC (other than information in such documents that is deemed not to be filed):

●	our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on March 31, 2023;

●	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, filed with the SEC on May 15, 2023; and

●	our Current Reports on Form 8-K filed with the SEC on January 4, 2023, January 11, 2023, February 7, 2023, February 23, 2023, and April 7, 2023.

The Registrant also incorporates by reference any future filings it makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, on or after the date of these Registration Statements (other than any portions of any such documents that are furnished, rather than filed, by us in accordance with SEC rules) and prior to the filing of a post-effective amendment to these Registration Statements indicating that all securities offered have been sold or which deregisters all securities then remaining unsold.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of these Registration Statements to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of these Registration Statements.

Item 4. Description of Securities.

Not applicable. The class of securities to be offered is registered under Section 12 of the Exchange Act.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Under Nevada law, a corporation may include in its articles of incorporation a provision that eliminates or limits the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, but no such provision may eliminate or limit the liability of a director (a) for any breach of his or her fiduciary duty as a director, (b) for acts or omissions not in good faith or that involve intentional misconduct, fraud or a knowing violation of law, (c) for conduct violating the Nevada Revised Statutes (“NRS”), or (d) for any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled.

Section 78.7502 of the NRS provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if the person acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful.

NRS Section 78.4502 also provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit if the person acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation; provided, however, that indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Any indemnification pursuant to the above provisions may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made: (a) by the stockholders; (b) by the Board of Directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding; (c) if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or (d) if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

Our articles of incorporation and bylaws provide, among other things, that a director or officer of the corporation may be indemnified against expenses, liability, and loss (including attorneys’ fees inclusive of any appeal), judgments, fines and amounts paid in settlement reasonably incurred by such person in connection with any claim, action, suit or proceeding, whether civil, criminal, or investigative, to the fullest extent permitted under the NGCL, unless it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. Directors and officers of the corporation cannot be personally liable for damages for breach of fiduciary duty, except (a) for acts of omissions involving intentional misconduct, fraud, or knowing violation of law, or (b) the payment of dividends in violation of Section 78.300 of the NRS.

Insofar as indemnification for liabilities arising under the Securities Act may be provided for directors, officers, employees, agents or persons controlling an issuer pursuant to the foregoing provisions, the opinion of the SEC is that such indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable. In the event that a claim for indemnification by such director, officer or controlling person of us in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being offered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following exhibits are filed herewith or incorporated by reference as part of this Registration Statement:

4.1	Articles of Incorporation of Digital Ally, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Form 8-K filed with the SEC on August 23, 2022)

4.2	Bylaws of Digital Ally, Inc. (incorporated by reference to Exhibit 3.3 to the Registrant’s Form 8-K filed with the SEC on August 23, 2022)

5.1	Opinion of Sullivan & Worcester LLP

10.1	Digital Ally Inc. 2005 Stock Option and Restricted Stock Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Registration Statement on Form SB-2 filed with the SEC on October 16, 2006)

10.2	Digital Ally Inc. 2006 Stock Option and Restricted Stock Plan (incorporated by reference to Exhibit 10.2 to the Registrant’s Registration Statement on Form SB-2 filed with the SEC on October 16, 2006)

10.3	Amendment to 2005 and 2006 Stock Option Plan (incorporated by reference to Exhibit 10.5 to the Registrant’s Registration Statement on Form S-8 filed with the SEC on July 31, 2008)

10.3	Digital Ally Inc. 2011 Stock Option and Restricted Stock Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Registration Statement on Form S-8 filed with the SEC on March 28, 2012)

10.4	Digital Ally Inc. 2013 Amended and Restated Stock Option and Restricted Stock Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Registration Statement on Form S-8 filed with the SEC on March 24, 2015)

10.5	Digital Ally Inc. 2015 Amended and Restated Stock Option and Restricted Stock Plan (incorporated by reference to the Registrant’s Registration Statement on Form S-8 filed with the SEC on August 21, 2017)

10.6	Digital Ally Inc. 2018 Amended and Restated Stock Option and Restricted Stock Plan (incorporated by reference to the Registrant’s Registration Statement on Form S-8 filed with the SEC on May 30, 2019)

10.7	Digital Ally Inc. 2020 Stock Option and Restricted Stock Plan (incorporated by reference to the Registrant’s Registration Statement on Form S-8 filed with the SEC on November 16, 2020)

23.1	Consent of RBSM LLP

23.2	Consent of Sullivan & Worcester LLP (included in Exhibit 5.1).

24.1	Powers of Attorney (included on the signature page)

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that:

(A) Paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lenexa, State of Kansas, on May 16, 2023.

DIGITAL ALLY, INC.

By:	/s/ Stanton E. Ross
Stanton E. Ross
Chairman, President and Chief Executive Officer
(Principal Executive Officer)

POWER OF ATTORNEY

NOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Stanton E. Ross and Thomas J. Heckman and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 (as successor registrant to the Predecessor pursuant to Rule 414 under the Securities Act), and to make such changes in and additions and amendments to such Registration Statement (including any further post-effective amendments),and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and any other regulatory authority, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature and Title	Date

/s/ Stanton E. Ross	May 16, 2023
Stanton E. Ross, Director and Chief Executive Officer

/s/ Leroy C. Richie	May 16, 2023
Leroy C. Richie, Director

/s/ Michael J. Caulfield	May 16, 2023
Michael J. Caulfield, Director

/s/ Daniel F. Hutchins	May 16, 2023
Daniel F. Hutchins, Director

/s/ Thomas J. Heckman	May 16, 2023
Thomas J. Heckman, Chief Financial Officer, Secretary, Treasurer and Principal Accounting Officer